Q3 FISCAL 2012 PREPARED REMARKS

Technology and market leadership, margin growth, commitment to long-term targets
Our long-term financial goal is simple: We intend to deliver non-GAAP operating margin expansion over the next three years, reaching the 25% to 27% range in FY’15. Our goal is to deliver this result by driving revenue growth from a broad set of software solutions spanning our customers’ entire product “lifecycle” – from engineering, through supply chain and into after-market services - coupled with approximately 200bps of annual margin improvement. The table below illustrates these goals. We believe our Q3 results validate our confidence in our ability to drive long-term growth and profitability. In spite of weaker macroeconomic conditions and currency headwinds (FX alone could negatively impact FY’13 revenues by approximately $40 million) we are targeting FY’13 non-GAAP EPS of $1.70 to $1.80. We will provide formal FY’13 guidance in conjunction with our Q4 results in October.

Our solutions are focused on the following five markets: Mechanical CAD (MCAD), Product Lifecycle Management (PLM), Application Lifecycle Management (ALM), Services Lifecycle Management (SLM) and Supply Chain Management (SCM). We characterize the markets we participate in with the graphic below. Industry analysts estimate that four of these five markets will grow at a 9-10% CAGR from 2009 to 2014, with the more mature MCAD market growing approximately 5% over the same time frame.

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q3 FY’12 Expenses Commentary and Q4 & FY’12 Outlook” below and in the attached tables.  References to non-GAAP revenue for Q3’12 in the discussion that follows exclude a $0.2 million effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc.  A reconciliation to the corresponding GAAP revenue amount is provided in the revenue tables affected by the adjustment.

Q3 FY’12 Summary:  EPS well ahead of expectations; revenue at high-end of guidance
Our Q3 non-GAAP EPS of $0.37 (up 16% year over year) was above our guidance due primarily to a good mix of revenue, strong services margins and lower operating expenses. Our non-GAAP EPS also benefited by $0.02 from lower than expected Other Expense items and tax rate. Total non-GAAP revenue for Q3 was $311.2 million, up 6% year over year (up 10% on a constant currency basis). Non-GAAP revenue included $20.5 million from MKS and 4CS (approximately $20.3 million on a GAAP basis). Excluding MKS and 4CS, total non-GAAP revenue growth was 2% year over year (up 5% on a constant currency basis). License revenue of $83.8 million was toward the high end of our Q3 guidance and was up 3% year over year (7% on a constant currency basis) and down 3% on an organic basis (up 1% on a constant currency basis).

We delivered non-GAAP maintenance revenue of $152.6 million, in line with our guidance, up 7% year over year and up 11% on a constant currency basis. Services revenue of $74.8 million (up 9% year over year, 13% on a constant currency basis), was also in line with our expectations.  On a year over year basis, our maintenance and services revenues excluding MKS and 4CS were up 3% and 6%, respectively, and 6% and 10% on a constant currency basis. Importantly, initiatives we implemented last year to enhance services margins continued to yield positive results, with non-GAAP services net margins of 14% for the quarter. We now expect non-GAAP services net margin of at least 12% in FY’12, up from our previous guidance of 10-11%.

There was no material impact to Q3 non-GAAP EPS from currency effects relative to guidance. Our guidance for Q4 assumes $1.20 USD/EURO.

Key Points:

1)
License revenue of $83.8 million was toward the high end of our guidance of $75 million to $85 million primarily due to strong results in Japan and the Pacific Rim, with year-over-year growth of 44% and 53% respectively. Q3 results also benefitted from the contribution of one mega deal (license revenue of greater than $5 million), which was originally forecasted as a large deal but increased in value during the quarter. On a constant currency basis, license revenue was up 7% year over year.

2)
PLM license revenue, despite being negatively impacted by our North American performance, grew in line with longer-term market growth rates on a year-over-year basis. Our SLM revenue was strong in the quarter as customers continue to broaden their technology footprint with PTC into after-market services.  MCAD license revenue performance was solid again in the quarter, particularly in our channel, even though, as expected, it declined modestly year-over-year due to very strong results in Q3’11. ALM (MKS) license revenue was in line with expectations.

3)
We had 34 large deals (>$1M in license and services revenue recognized in the quarter) that contributed $74.7 million in revenue, an increase of 12% year over year. Large deal license revenue, which typically comprises approximately 50% to 60% of total large deal revenue, improved to 44% in Q3’12 from 30% in Q2’12.

4)
We ended the quarter with 349 quota-carrying reps (up 26% YoY). Given the significant growth in sales capacity we achieved over the past year and growing concern about the global macroeconomic environment, we are transitioning our focus from adding more capacity to improving the productivity of the substantially increased capacity we now have.

5)
We grew our non-GAAP operating profit by 100 basis points year over year due to diligence on operating expenses. On a constant currency basis, non-GAAP operating profit increased by 160 basis points year over year.

6)
We ended Q3’12 with $238 million of cash, up from $224 million at the end of Q2’12, reflecting strong operating cash flow, offset by $20 million used to repay our revolving credit facility and $20 million used for stock repurchases.

7)
In Q3’12, we implemented further cost reductions and recorded restructuring charges of $4 million, primarily for severance and related costs associated with 41 employees notified of termination during the quarter.

Q4 AND FY’12 OUTLOOK:  Targets reflect commitment to margin expansion
In providing guidance for Q4 and setting targets for FY’12, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns. Despite our lower outlook for revenue in FY'12, due to currency effects, we are increasing our full-year operating margin target and non-GAAP EPS guidance reflecting strong services margins, discipline on operating costs and the Q3’12 restructuring.

We launched several initiatives in FY’11 to improve our services non-GAAP net margins to approximately 15% over the longer-term. For FY’12, we now expect non-GAAP services net margins of at least 12%, an increase from our prior guidance of 10% to 11% as a result of these initiatives and the strong services net margin performance in recent quarters. Over the long term we expect to continue to improve services non-GAAP margins and reduce services mix through the expansion of our services partner ecosystem and solutions that fundamentally require less services.

REVENUE TRENDS

LICENSE:  Results driven by outperformance in Japan and Asia Pacific
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis.  License revenue historically has tended to represent 28% to 33% of our total revenue in any given quarter, with Q4 generally being our strongest quarter.

Q3 License revenue of $83.8 million was up 3% year over year (7% on a constant currency basis).  Excluding MKS and 4CS, license revenue was down 3% year over year (up 1% on a constant currency basis). PLM license performance, despite being negatively impacted by results in North America, grew in-line with longer-term market growth rates on a year-over-year basis. MCAD license revenue performance was solid, particularly in our channel, though, as expected, experienced a modest year-over-year decline due to very strong results in Q3’11. ALM (MKS) license revenue was in line with expectations.

Looking forward to Q4, we are expecting license revenue of $100 to $115 million. For FY’12, we are expecting total license revenue growth of approximately 4% on a year-over-year basis (6% on a constant currency basis), and organic growth of -1% (up 2% on a constant currency basis).

LARGE DEAL ACTIVITY:
Large deal activity is a significant growth driver and has historically tended to generate 20% to 25% of our total revenue in any given quarter, with the exception of Q4, which typically is at the high end of the range.  Large deal activity is driven primarily by direct sales teams.  We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter. License revenue typically comprises approximately 50% to 60% of the total large deal revenue each quarter.

In Q3 we had 34 large deals totaling $74.7 million.  11 of these customers were in the Americas, 11 were in Europe and 12 were in Asia.  The number of large deals in Asia was well above the average number over the previous 10 quarters (5 large deals). While our outlook for Asia remains positive, particularly in our PLM business, we anticipate large deal activity there to trend back to normal levels. Large deal license revenue was 44% of total large deal revenue in Q3’12, compared to 30% in Q2’12. We have a strong pipeline of large deals that we are working on worldwide.  We are winning competitive deals with large global companies and are actively engaged in a substantial number of competitive opportunities with other large global companies.

SALES CAPACITY TRENDS:
A key part of our long-term growth strategy over the past year has been to increase the number of quota-carrying sales reps as we penetrate adjacent market opportunities (i.e. ALM, SLM, and SCM) within our existing customer base and target new customers. We ended the quarter with 349 quota-carrying reps, an increase of 26% year over year. Given the significant growth in sales capacity we achieved over the past year and concerns over the macroeconomic outlook, we are transitioning our focus from adding more capacity to improving the productivity of the substantially increased capacity we now have.

SERVICES:  Growth demonstrates adoption of our solutions
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions - and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q3 Services revenue of $74.8 million was up 9% year over year (up 13% on a constant currency basis), primarily due to ongoing engagements with PLM and SLM customers.  Our training business, which typically represents about 15% of our total services revenue, was up 2% year over year.  Our consulting business, which primarily supports Windchill implementations, was up 10% year over year.  This is our 8th consecutive quarter of year-over-year services growth.  We delivered solid, non-GAAP services net margin of 14% in Q3’12 (up 9 percentage points from the Q3’11 non-GAAP services net margin of 5%).

Looking forward to Q4, we are expecting services revenue to be down approximately 8% on a year-over-year basis due primarily to the impact of currency, which is an approximate $5 million headwind year over year.  For FY’12 we are expecting services revenue to grow approximately 12% on a year-over-year basis.  We have a solid backlog of services engagements that provides near-term visibility into our services business. With the benefit from strategic initiatives to improve our services profitability, and our solid Q2 and Q3 results, we expect to achieve services non-GAAP net margins of at least 12% in FY’12. Over the long term we expect to continue to improve services non-GAAP margins into the mid-teens and reduce direct services through the expansion of our services ecosystem and delivery of solutions that fundamentally require less services.

MAINTENANCE:  More than 1.5 million active seats
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being at the low end as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q3 maintenance revenue of $152.6 million was up 7% year over year (up 11% on a constant currency basis), reflecting strong execution and contribution from MKS. Excluding MKS and 4CS, maintenance revenue was up 3% year over year (up 6% on a constant currency basis).  We believe our maintenance business reflects a solid customer base and the importance customers attribute to our products.

Looking forward to Q4, we are expecting maintenance revenue to decrease approximately 3% on a year-over-year basis (increase 5% on a constant currency basis).  For FY’12 we are expecting approximately 9% maintenance revenue growth on a year-over-year basis (11% on a constant currency basis).

Active Maintenance Seats
We have more than 1.5 million active maintenance seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our most important assets.

Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION

Americas:

Americas revenue in Q3 of $112.8 million was up 7% compared with last year due to strong services revenue growth and contribution from MKS.  Q3 license revenue in the Americas was down 27% year over year, due primarily to a lower than normal level of new large deals in the quarter. While Americas performance lagged other geographies in Q3, our pipeline continues to build and we are optimistic about the outlook for this region in Q4’12. Sequentially, total revenue was up 3% and license revenue was up 1%.

Europe:

Europe revenue was $120.3 million in Q3, flat compared with last year but up 9% on a constant currency basis. Q3 license revenue in Europe was down 3% year over year, but up 6% on a constant currency basis. Sequentially, total revenue was up 4% and license revenue was up 20%, driven by continued solid performance in our Industrial vertical.

Japan:

Japan revenue was $34.5 million in Q3, up 15% (up 13% on a constant currency basis) compared with last year.  Q3 license revenue in Japan was up 44% compared with last year, with particular strength in our PLM business. Sequentially, total revenue was down 11% and license revenue was down 15% reflecting typical seasonal patterns.

Pacific Rim:

Pacific Rim revenue was $43.6 million in Q3, up 18% (21% on a constant currency basis) compared with last year. Q3 license revenue in the Pac Rim was up 53% compared with last year.  Sequentially, total revenue was up 17% and license revenue was up 31%.  Results in the Pacific Rim benefitted from a higher than normal number of large deals in Q3’12 (11 deals vs. an average of 5 per quarter). While our outlook for the Pacific Rim remains positive, particularly in our PLM business, we anticipate large deal activity to trend back to normal levels. China, which represents a significant portion of our Pac Rim revenue, increased 9% compared to Q3’11.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue increased 10% year over year.  Currency fluctuations unfavorably impacted Q3 GAAP and non-GAAP revenue by $11.2 million and favorably impacted Q3 GAAP and non-GAAP expenses by $7.5 million and $7.0 million, respectively, compared to Q3’11 currency rates.

Constant Currency (assumes Q3’11 currency rates)

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.20 USD / EURO and 78 YEN / USD.  Our actual simple average Q3 ’12 Fx rate was $1.31 USD / EURO.  We do not forecast currency movements; rather we provide detailed constant currency commentary.  Currency can significantly impact our results. For example, in FY ’11 and FY’10 currency was a tailwind for PTC when compared to the prior year: revenue was positively impacted by $37 million and $15 million, respectively, and non-GAAP expenses were negatively impacted by $21 million and $10 million, respectively.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD/EURO exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.08 to $0.10.

REVENUE BY 4-BOX
We historically characterized our business using the “4-Box” framework below and will provide this view of our quarterly financial results through FY’12.

Certain reclassifications between Direct and Indirect and Desktop and Enterprise revenue from previously reported results (Q1’10 through Q2’12) are reflected below.  Indirect revenue is comprised of revenue from our reseller channel and from customers classified as Indirect.  To the extent a customer changes between the Direct and Indirect classification, we reclassify their historical revenue to align to the current period classification.  The reclassifications of prior quarter and annual Direct and Indirect and Desktop and Enterprise revenue were not more than 2% for any single quarterly or annual reporting period.

The horizontal axis highlights Desktop vs. Enterprise solutions
•	Desktop solutions include Creo Parametric TM, Mathcad®, a portion of Creo® Elements/Direct TM and a portion of Arbortext® revenue
•	Enterprise solutions include Windchill®,Creo View TM, a portion of Arbortext revenue, and Integrity TM
The vertical axis highlights Direct vs. Indirect go-to market strategies
•	Direct sales focuses primarily on the large enterprise market
•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

Q3 FY’12 EXPENSES COMMENTARY AND Q4 & FY’12 OUTLOOK

Q3 non-GAAP results exclude $13.3 million of stock-based compensation expense, $9.0 million of acquisition- related intangible asset amortization, a $0.2 million fair value adjustment related to MKS deferred maintenance revenue, a $4.1 million restructuring charge and $5.3 million of income tax adjustments.  The Q3 non-GAAP results include a tax rate of 23% and 120.7 million diluted shares outstanding.  The Q3 GAAP results include a tax rate of 26% and 120.7 million diluted shares outstanding.

Q4’12 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $12 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense

FY’12 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $25 million of restructuring charges
•	Approximately $3 million of a fair value deferred maintenance revenue adjustment
•	Approximately $52 million of expense related to stock-based compensation
•	Approximately $36 million of acquisition-related intangible asset amortization expense
•	Approximately $1 million of other expense
•	Approximately $3 million of acquisition-related expenses

NON-GAAP OPERATING MARGINS

INCOME STATEMENT
Our Q3’12 non-GAAP gross margin was $224 million, or 72.1% (72.2% on a constant currency basis), compared to $208 million, or 71.1% in the year ago period due primarily to higher services margins.  Q3’12 GAAP gross margin was $218 million, or 70.1% (70.3% on a constant currency basis), compared to $201 million, or 69.0% in Q3’11.

Our Q3’12 non-GAAP operating expenses were $167 million ($187 million on a GAAP basis), up from $156 million in Q3’11, reflecting the acquisition of MKS and investments we have made in the business to add sales capacity.  Currency favorably impacted non-GAAP operating expenses by $4.3M and GAAP operating expenses by $4.6M compared to Q3’11.

From an operating performance perspective, we achieved 18.6% non-GAAP operating margin (19.2% on a constant currency basis) in Q3’12, compared to 17.6% last year.  GAAP operating margin was 10.0% (10.8% on a constant currency basis) for Q3’12 compared to 8.4% in Q3’11.

Looking forward, we are expecting Q4‘12 non-GAAP gross margins of 75% and non-GAAP operating expenses of approximately $166 million to $168 million, reflecting the Q3’12 headcount reduction and continued discipline on expenses.

For FY ‘12, we are expecting non-GAAP gross margins of approximately 72%, with non-GAAP services margins of at least 12% and non-GAAP operating margins of approximately 19.5%, and GAAP operating margin of approximately 10%.

Over the longer-term we intend to increase our non-GAAP operating margin to the 25% to 27% range primarily through increased efficiency in our global sales organization, improved non-GAAP gross margin (74% to 76% range) due to improved non-GAAP services margin and more favorable services revenue mix.

We made significant investments in FY’09 and FY’10 that have helped us achieve a technology leadership position and have driven substantial revenue growth. In FY’12 we have invested in sales capacity to capitalize on our technology leadership position, drive long term revenue growth and create further operating leverage opportunities over time. Looking forward, we expect to continue to increase our R&D investments, while having R&D as a percentage of revenue to continue to trend toward more normalized historical levels as it has since the back half of FY’11.

TAX RATE
Q3 non-GAAP tax rate was 23%, compared to our expected rate of 25%.  Our GAAP tax rate was 26% compared to our expected rate of 20%.

Looking forward, the Q4 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax rate of 20%.  The FY’12 target assumes a non-GAAP tax rate of 24.5% and a GAAP tax rate of 23%.

STOCK-BASED COMPENSATION
Expenses related to stock-based compensation were 4.3% of non-GAAP revenue in Q3 ’12, compared to 4.0% of non-GAAP revenue in Q3’11. Over time, we expect that stock-based compensation as a percentage of non-GAAP revenue will trend down annually, ultimately reaching a sustainable long-term target of 3%.

SHARE COUNT / SHARE REPURCHASE
We had 120.7 million fully diluted weighted average shares outstanding for Q3. Our Board has authorized us to repurchase up to $100 million worth of our shares in the period October 1, 2011 through September 30, 2012.  We repurchased $15 million in Q2 and approximately 1.0 million shares for $20 million during Q3.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q4 and for the full fiscal year. We intend to repurchase an additional $20 million worth of shares in Q4’12.  Our long-term goal is to repurchase stock to offset dilution.

BALANCE SHEET:  Solid cash position
CASH / CASH FLOW FROM OPERATIONS
For Q3’12, our cash balance was $238 million, up from $224 million at the end of Q2’12.  We generated $64.0 million from operations in Q3.  Uses of cash in the quarter included capital expenditures of $6 million, payments on debt of $20 million, and repurchases of stock of $20 million.

DSO
We continue to have strong DSOs of 59 days in Q3’12 compared to 62 days in Q2’12 and 56 days in Q3’11.

OUTSTANDING DEBT
At the end of Q3’12, the balance outstanding under our $300 million revolving credit facility was $140 million.  As planned, we paid down $20 million in Q3, and expect to reduce the outstanding balance by an additional $10 in Q4 ’12.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,907 at the end of Q3 compared to 5,959 at the end of Q2.  Headcount at the end of Q3’11 was 5,799.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A.  The majority of our M&A opportunities have comprised small, strategic technology tuck-ins, although we consider and have completed larger transactions. We continue to evaluate strategic acquisition opportunities of varying size as they arise. Our forecasted financial, cash and debt positions set forth herein are exclusive of the effects of any M&A that we may complete.

Other Information

As previously disclosed, we have undertaken an investigation of payments by certain business partners and expenses by certain employees in China that raise questions of compliance with laws, including the Foreign Corrupt Practices Act, and/or compliance with our business policies.  The termination of certain employees and business partners in China in connection with this matter may have an adverse impact on our level of sales in China until replacements for those employees and business partners are in place and productive.   Revenue from China has historically represented 6% - 7% of our total revenue.  We have voluntarily disclosed the results of that investigation and associated remedial actions to the United States Department of Justice and the Securities and Exchange Commission and are cooperating to provide additional information as requested.  We are unable to predict the outcome of this matter or to estimate fines or other sanctions which may be assessed.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude a fair value adjustment related to MKS deferred maintenance revenue, stock-based compensation expense, gain on litigation resolution, foreign currency transaction losses related to our acquisition of MKS and a litigation resolution, amortization of acquired intangible assets, acquired in-process research and development expense, acquisition-related expenses, restructuring charges, and the related tax effects of the preceding items and any one-time tax items. Constant currency measures are calculated by multiplying results by the exchange rates in effect for the comparable periods in the prior year and assumes no change in tax rates. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fourth quarter, fiscal 2012, fiscal 2013 and other future financial and growth expectations, anticipated tax rates, the expected impact of our planned strategic investments on our future success, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our pipeline of opportunities in North America may not generate the revenue we expect, the possibility that we will be unable to achieve planned services margins and operating margin improvements, the possibility foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility the increases in sales capacity may not generate the additional sales pipeline and revenue that we expect, the possibility that our strategic investments, restructuring and realignment may not have the effects or generate the revenue growth or operating margin improvements we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, and the possibility that we may be unable to achieve our profitability targets with lower license revenue. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10
Revenue	$258,429		$240,556		$242,998		$268,066		$1,010,049
Cost of license revenue	8,147		8,232		7,621		7,047		31,047
Cost of service revenue	70,524		68,934		67,090		70,100		276,648
Gross Margin	$179,758	69.6%	$163,390	67.9%	$168,287	69.3%	$190,919	71.2%	$702,354	69.5%

Sales & marketing	$78,598	30.4%	$75,137	31.2%	$79,121	32.6%	$84,676	31.6%	$317,532	31.4%
Research & development	50,690	19.6%	49,960	20.8%	50,597	20.8%	50,320	18.8%	201,567	20.0%
General & administrative	24,071	9.3%	22,807	9.5%	22,755	9.4%	23,242	8.7%	92,875	9.2%
Amortization of acquired intangible assets	4,058	1.6%	3,975	1.7%	3,836	1.6%	3,736	1.4%	15,605	1.5%
Restructuring charge							-		-
Operating Expenses	$157,417	60.9%	$151,879	63.1%	$156,309	64.3%	$161,974	60.4%	$627,579	62.1%

GAAP Operating Margin	$22,341	8.6%	$11,511	4.8%	$11,978	4.9%	$28,945	10.8%	$74,775	7.4%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10
Revenue:
Fair value of deferred revenue	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%
Cost of license revenue:
Acquired intangible amortization	4,898	1.9%	4,928	2.0%	4,659	1.9%	3,882	1.4%	18,367	1.8%
Stock-based compensation	17	0.0%	2	0.0%	2	0.0%	3	0.0%	24	0.0%
Cost of service revenue:
Stock-based compensation	2,580	1.0%	2,241	0.9%	2,186	0.9%	2,115	0.8%	9,122	0.9%
Sales & marketing:
Stock-based compensation	3,074	1.2%	3,520	1.5%	3,471	1.4%	3,367	1.3%	13,432	1.3%
Research & development:
Stock-based compensation	2,659	1.0%	2,383	1.0%	2,252	0.9%	2,186	0.8%	9,480	0.9%
General & administrative:
Stock-based compensation	5,525	2.1%	4,146	1.7%	3,599	1.5%	3,583	1.3%	16,853	1.7%
Acquisition-related costs	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Amortization of acquired intangible assets	4,058	1.6%	3,975	1.7%	3,836	1.6%	3,736	1.4%	15,605	1.5%
Restructuring charge							-		-
Non-GAAP adjustments	$22,811	8.8%	$21,195	8.8%	$20,005	8.2%	$18,872	7.0%	$82,883	8.2%

NON-GAAP MARGINS
	Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10
Revenue	$258,429		$240,556		$242,998		$268,066		$1,010,049
Cost of license revenue	3,232		3,302		2,960		3,162		12,656
Cost of service revenue	67,944		66,693		64,904		67,985		267,526
Gross Margin	$187,253	72.5%	$170,561	70.9%	$175,134	72.1%	$196,919	73.5%	$729,867	72.3%

Sales & marketing	$75,524	29.2%	$71,617	29.8%	$75,650	31.1%	$81,309	30.3%	$304,100	30.1%
Research & development	48,031	18.6%	47,577	19.8%	48,345	19.9%	48,134	18.0%	192,087	19.0%
General & administrative	18,546	7.2%	18,661	7.8%	19,156	7.9%	19,659	7.3%	76,022	7.5%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$142,101	55.0%	$137,855	57.3%	$143,151	58.9%	$149,102	55.6%	$572,209	56.7%

Non-GAAP Operating Margin	$45,152	17.5%	$32,706	13.6%	$31,983	13.2%	$47,817	17.8%	$157,658	15.6%

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue	$266,552		$269,189		$291,783		$339,425		$1,166,949
Cost of license revenue	5,954		6,558		7,617		8,663		28,792
Cost of service revenue	80,107		75,213		82,792		89,864		327,976
Gross Margin	$180,491	67.7%	$187,418	69.6%	$201,374	69.0%	$240,898	71.0%	$810,181	69.4%

Sales & marketing	$84,521	31.7%	$81,163	30.2%	$89,106	30.5%	$98,261	28.9%	$353,051	30.3%
Research & development	51,522	19.3%	53,051	19.7%	51,103	17.5%	55,730	16.4%	211,406	18.1%
General & administrative	23,484	8.8%	24,712	9.2%	31,882	10.9%	30,213	8.9%	110,291	9.5%
Amortization of acquired intangible assets	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%
Restructuring charge	-		-		-		-		-
Operating Expenses	$163,381	61.3%	$163,192	60.6%	$176,844	60.6%	$189,650	55.9%	$693,067	59.4%

GAAP Operating Margin	$17,110	6.4%	$24,226	9.0%	$24,530	8.4%	$51,248	15.1%	$117,114	10.0%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue:
Fair value of deferred revenue	$-	0.0%	$-	0.0%	$693	0.2%	$1,913	0.6%	$2,606	0.2%
Cost of license revenue:
Acquired intangible amortization	3,363	1.3%	3,339	1.2%	3,895	1.3%	4,796	1.4%	15,393	1.3%
Stock-based compensation	3	0.0%	3	0.0%	4	0.0%	5	0.0%	15	0.0%
Cost of service revenue:
Stock-based compensation	2,137	0.8%	1,583	0.6%	1,857	0.6%	2,155	0.6%	7,732	0.7%
Sales & marketing:
Stock-based compensation	2,429	0.9%	2,350	0.9%	3,062	1.0%	3,587	1.1%	11,428	1.0%
Research & development:
Stock-based compensation	2,393	0.9%	1,749	0.6%	2,010	0.7%	2,395	0.7%	8,547	0.7%
General & administrative:
Stock-based compensation	4,065	1.5%	4,186	1.6%	4,627	1.6%	4,802	1.4%	17,680	1.5%
Acquisition-related costs	-	0.0%	608	0.2%	6,041	2.1%	1,112	0.3%	7,761	0.7%
Amortization of acquired intangible assets	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%
Restructuring charge	-		-		-		-		-
Non-GAAP adjustments	$18,244	6.8%	$18,084	6.7%	$26,942	9.2%	$26,211	7.7%	$89,481	7.7%

NON-GAAP MARGINS
	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue	$266,552		$269,189		$292,476		$341,338		$1,169,555
Cost of license revenue	2,588		3,216		3,718		3,862		13,384
Cost of service revenue	77,970		73,630		80,935		87,709		320,244
Gross Margin	$185,994	69.8%	$192,343	71.5%	$207,823	71.1%	$249,767	73.2%	$835,927	71.5%

Sales & marketing	$82,092	30.8%	$78,813	29.3%	$86,044	29.4%	$94,674	27.7%	$341,623	29.2%
Research & development	49,129	18.4%	51,302	19.1%	49,093	16.8%	53,335	15.6%	202,859	17.3%
General & administrative	19,419	7.3%	19,918	7.4%	21,214	7.3%	24,299	7.1%	84,850	7.3%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$150,640	56.5%	$150,033	55.7%	$156,351	53.5%	$172,308	50.5%	$629,332	53.8%

Non-GAAP Operating Margin	$35,354	13.3%	$42,310	15.7%	$51,472	17.6%	$77,459	22.7%	$206,595	17.7%

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '12		Q2 '12		Q3 '12
Revenue	$318,276		$301,125		$310,983
Cost of license revenue	7,659		7,824		7,634
Cost of service revenue	90,560		85,392		85,220
Gross Margin	$220,057	69.1%	$207,909	69.0%	$218,129	70.1%

Sales & marketing	$97,778	30.7%	$90,962	30.2%	$94,706	30.5%
Research & development	54,993	17.3%	54,576	18.1%	53,260	17.1%
General & administrative	29,572	9.3%	29,534	9.8%	29,851	9.6%
Amortization of acquired intangible assets	5,209	1.6%	5,132	1.7%	5,103	1.6%
Restructuring charge	-	0.0%	20,802	6.9%	4,126	1.3%
Operating Expenses	$187,552	58.9%	$201,006	66.8%	$187,046	60.1%

GAAP Operating Margin	$32,505	10.2%	$6,903	2.3%	$31,083	10.0%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '12		Q2 '12		Q3 '12
Revenue:
Fair value of deferred revenue	$1,522	0.5%	$736	0.2%	$227	0.1%
Cost of license revenue:
Acquired intangible amortization	4,103	1.3%	3,931	1.3%	3,933	1.3%
Stock-based compensation	5	0.0%	7	0.0%	4	0.0%
Cost of service revenue:
Stock-based compensation	2,513	0.8%	2,171	0.7%	2,050	0.7%
Sales & marketing:
Stock-based compensation	3,728	1.2%	3,306	1.1%	3,334	1.1%
Research & development:
Stock-based compensation	2,549	0.8%	2,240	0.7%	1,886	0.6%
General & administrative:
Stock-based compensation	4,587	1.4%	4,968	1.6%	6,057	1.9%
Acquisition-related costs	2,068	0.6%	444	0.1%	-	0
Amortization of acquired intangible assets	5,209	1.6%	5,132	1.7%	5,103	1.6%
Restructuring charge	-	0.0%	20,802	6.9%	4,126	1.3%
Non-GAAP adjustments	$26,284	8.3%	$43,737	14.5%	$26,720	8.6%

NON-GAAP MARGINS
	Q1 '12		Q2 '12		Q3 '12
Revenue	$319,798		$301,861		$311,210
Cost of license revenue	3,551		3,886		3,697
Cost of service revenue	88,047		83,221		83,170
Gross Margin	$228,200	71.4%	$214,754	71.1%	$224,343	72.1%

Sales & marketing	$94,050	29.4%	$87,656	29.0%	$91,372	29.4%
Research & development	52,444	16.4%	52,336	17.3%	51,374	16.5%
General & administrative	22,917	7.2%	24,122	8.0%	23,794	7.6%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$169,411	53.0%	$164,114	54.4%	$166,540	53.5%

Non-GAAP Operating Margin	$58,789	18.4%	$50,640	16.8%	$57,803	18.6%

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

GAAP revenue	$310,983	$291,783	$930,384	$827,524
Fair value of acquired MKS deferred maintenance
revenue	227	693	2,485	693
Non-GAAP revenue	$311,210	$292,476	$932,869	$828,217

GAAP gross margin	$218,129	$201,374	$646,095	$569,283
Fair value of acquired MKS deferred maintenance
revenue	227	693	2,485	693
Stock-based compensation	2,054	1,861	6,750	5,587
Amortization of acquired intangible assets
included in cost of license revenue	3,933	3,895	11,967	10,597
Non-GAAP gross margin	$224,343	$207,823	$667,297	$586,160

GAAP operating income	$31,083	$24,530	$70,491	$65,866
Fair value of acquired MKS deferred maintenance
revenue	227	693	2,485	693
Stock-based compensation	13,331	11,560	39,405	32,458
Amortization of acquired intangible assets
included in cost of license revenue	3,933	3,895	11,967	10,597
Amortization of acquired intangible assets	5,103	4,753	15,444	12,873
Acquisition-related charges included in
general and administrative expenses	-	6,041	2,512	6,649
Restructuring charges	4,126	-	24,928	-
Non-GAAP operating income (1)	$57,803	$51,472	$167,232	$129,136

GAAP net income	$22,895	$15,526	$48,587	$47,803
Fair value of acquired MKS deferred maintenance
revenue	227	693	2,485	693
Stock-based compensation	13,331	11,560	39,405	32,458
Amortization of acquired intangible assets
included in cost of license revenue	3,933	3,895	11,967	10,597
Amortization of acquired intangible assets	5,103	4,753	15,444	12,873
Acquisition-related charges included in
general and administrative expenses	-	6,041	2,512	6,649
Restructuring charges	4,126	-	24,928	-
Non-operating foreign currency transaction losses (2)	-	4,385	761	5,107
Income tax adjustments (3)	(5,338)	(8,526)	(23,428)	(20,184)
Non-GAAP net income	$44,277	$38,327	$122,661	$95,996

GAAP diluted earnings per share	$0.19	$0.13	$0.40	$0.39
Stock-based compensation	0.11	0.10	0.33	0.27
Amortization of acquired intangibles	0.07	0.07	0.23	0.19
Acquisition-related charge	-	0.05	0.02	0.05
Restructuring charges	0.03	-	0.21	-
Non-operating foreign currency transaction losses	-	0.04	0.01	0.04
Income tax adjustments	(0.04)	(0.07)	(0.19)	(0.17)
All other items identified above	-	0.01	0.02	0.01
Non-GAAP diluted earnings per share	$0.37	$0.32	$1.01	$0.79

(1)	Operating margin impact of non-GAAP adjustments:

		Three Months Ended		Nine Months Ended
		June 30,	July 2,	June 30,	July 2,
		2012	2011	2012	2011
GAAP operating margin		10.0%	8.4%	7.6%	8.0%
	Fair value of deferred maintenance revenue	0.1%	0.2%	0.3%	0.1%
	Stock-based compensation	4.3%	4.0%	4.2%	3.9%
	Amortization of acquired intangibles	2.9%	3.0%	2.9%	2.8%
	Acquisition-related charges	0.0%	2.1%	0.3%	0.8%
	Restructuring charges	1.3%	0.0%	2.7%	0.0%
Non-GAAP operating margin		18.6%	17.6%	17.9%	15.6%

(2)
In the first quarter of 2012 we recorded $0.8 million of foreign currency transaction losses related to MKS legal entity mergers completed during the quarter. In the third quarter of 2011, in connection with our acquisition of MKS, we had entered into forward contracts to reduce our foreign currency exposure related to changes in the Canadian to U.S. Dollar exchange rate from the time we entered into the agreement in early April to acquire MKS (the purchase price was in Canadian Dollars) and the closing date which occurred on May 31, 2011. We realized foreign currency losses of $4.4 million recorded as other expense related to the acquisition. In the first quarter of 2011 we recorded $0.7 million of foreign currency losses related to a previously announced litigation settlement in Japan.

(3)
Reflects the tax effects of non-GAAP adjustments for the three and nine months ended June 30, 2012 and July 2, 2011, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as one-time non-cash charges including (i) $3.3 million, net, in the third quarter of 2012, primarily related to a $4.2 million charge as a result of acquired legal entity integration activities, and (ii) a $1.4 million charge in the first quarter of 2012 related to the impact of a reduction in the statutory tax rate in Japan on deferred tax assets from a litigation settlement.